Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Reports Third Quarter Results

Revenue of $1.3 Billion

EPS of $0.36, or $0.37 Excluding Restructuring Charges

Company Increases Full Year EPS Outlook

Englewood, Colo., October 26, 2010 – The Western Union Company (NYSE: WU) today reported financial results for the 2010 third quarter.

Financial highlights for the quarter included:

•	Revenue of $1.3 billion, an increase of 1% compared to last year’s third quarter

•	Constant currency adjusted revenue increase of 3%

•	Restructuring expenses of $14 million, or $10 million after-tax, related to organizational changes and other actions described in the Company’s May 27, 2010 press release

•	Operating income margin of 26%, or 27% excluding restructuring expenses

•	EPS of $0.36, or $0.37 excluding restructuring expenses

•	EPS of $0.38 on a constant currency basis, excluding restructuring expenses

•	Year-to-date cash provided by operating activities of $710 million, including a $250 million reduction due to a first quarter refundable tax deposit

Operational highlights for the quarter included:

•	Growth in global consumer-to-consumer (C2C) transactions of 10%, with continued solid performance in each region

•	Further progress in U.S. domestic money transfer, with 35% domestic transaction growth

•

An increase in the number of prepaid cards-in-force to over 650,000, and the signing of an agreement with CCH, a leading provider of software for tax and accounting professionals, enabling consumers to receive tax refunds on a Western Union MoneyWise™ Prepaid MasterCard®

•

An increase in the number of agent locations enabled to provide cash-to-mobile service to 70,000. Further expansion of global mobile presence through a new service offering allowing State Bank of India account holders to receive cross-border money transfers in their bank accounts using just their mobile phones, and a strategic alliance for mobile money transfer with EnStream in Canada

•	The granting of a bank license in Brazil, and the announcement of plans to expand the Company’s relationship with DHL into Europe

•	Growth in agent locations to approximately 435,000

Western Union President and Chief Executive Officer Hikmet Ersek said, “As we highlighted at our September 30 Investor Day meeting, we are focused on executing against our key strategic priorities of growing retail channels, expanding electronic channels, developing our product portfolio, and improving processes and productivity. We are pleased with the progress we are making towards addressing these strategic priorities.”

Ersek added, “In the quarter, all of our regions contributed to the consumer-to-consumer transaction growth, and margins were strong. We now expect full year earnings per share to be higher than our previous outlook, even with increased marketing and other investments in the fourth quarter to propel future growth.”

Consolidated Results

Third quarter consolidated revenue of $1.3 billion increased 1% from the prior year. Constant currency revenue growth was 3%, or 1% excluding Custom House.

Operating income margin was 26%, or 27% excluding $14 million of pre-tax restructuring expenses. Operating margin was 21% in last year’s third quarter, or 27% excluding the impact from the Arizona and multi-state settlement accrual (the settlement accrual).

The third quarter 2010 tax rate was 22.7% which compared to 26.6% in the prior year third quarter.

Earnings per share were $0.36, or $0.37 excluding restructuring expenses. On a constant currency basis, earnings per share were $0.38 excluding restructuring expenses. Earnings per share in the same period last year were $0.26, or $0.33 excluding the settlement accrual.

Consumer-to-Consumer Segment Results

The consumer-to-consumer segment represented 85% of Western Union’s revenue at $1.1 billion in the quarter, an increase of 1%, or 3% on a constant currency basis, compared to the prior year. This represents the fourth consecutive quarter of accelerating constant currency revenue growth. Western Union handled 55 million C2C transactions in the quarter, a 10% increase compared to the prior year.

Operating income margin was 30%, which compared to 28% in the third quarter of 2009.

For the international portion of C2C, revenue increased 2%, or 4% constant currency adjusted, on transaction growth of 7%. Revenue from the subset of the international business, those transactions that originate outside the U.S., increased 1%, or 4% constant currency adjusted, on transaction growth of 7%.

The Europe, Middle East, Africa and South Asia (EMEASA) region’s revenue declined 2% while transactions increased 5% compared to last year’s third quarter. EMEASA revenue was negatively impacted by currency translation, primarily due to the decline in value of the Euro.

On a constant currency basis, EMEASA revenue increased. India revenue and transactions each increased 2% in the quarter.

The Americas region increased revenue 2% on transaction growth of 13%. The region’s strong transaction performance was driven by faster growth in U.S. domestic money transfer and continued strength in U.S.-originated transactions to the rest of the world. Domestic transactions increased 35%, while revenue declined 6%. Mexico revenue declined 1% as transactions grew 2%.

The Asia Pacific (APAC) region increased revenues by 12% on transaction growth of 15%. China revenue and transactions each grew 6% in the quarter.

Global Business Payments Segment Results

The Global Business Payments segment represented 13% of Western Union’s revenue in the quarter. Revenue was $179 million, an increase of 5% compared to the same period in 2009.

Custom House, which has been rebranded to Western Union Business Solutions, contributed $27 million of revenue in the third quarter of 2010 and continues to trend to double digit revenue growth for the year. In the year ago quarter, the Company recorded $8 million in Custom House revenue following the September 2009 acquisition.

Excluding Custom House, segment revenue decreased 7% due to declines in the U.S. bill payment revenue. Operating income margin was 15%, or 23% excluding Custom House, which compared to 24%, or 26% excluding Custom House, in the prior year third quarter.

Electronic Channel and Prepaid Initiatives

Westernunion.com transactions in international markets increased more than 60% in the quarter. Total westernunion.com transactions increased approximately 20%. Account based money transfer, which includes account-to-cash and cash-to-account service with banks, experienced transaction increases of over 50%. Banks that have agreed to join the Company’s electronic channel initiative by offering account based money transfer now total 27.

In mobile money transfer 70,000 agent locations in 27 countries have been enabled to provide cash-to-mobile service. In addition, consumers may now send money transfers to mobile phone recipients from westernunion.com sites in six countries. The Company currently has relationships in place that allow for mobile receipt of money transfers in select inbound markets.

In prepaid, the Company increased its cards-in-force to over 650,000 with retail distribution available at over 9,000 U.S. locations.

Electronic channels represented 2% of total company revenue in the quarter.

Capital Deployment & Liquidity

Western Union’s year-to-date cash flow from operations was $710 million, including a reduction due to a $250 million refundable tax deposit with the IRS in the first quarter. Capital expenditures through the first three quarters totaled $88 million. Year-to-date the Company has repurchased 31.7 million shares for $514 million, at an average price of $16.23 per share.

During the third quarter, the Company repurchased 6.0 million of its shares for $98 million, at an average price of $16.15 per share, and declared $39 million in dividends (which were paid on October 14). As of September 30, 2010 the Company had $486 million remaining under its current stock repurchase authorization.

Outlook

The Company now expects the following full year 2010 results:

•	GAAP revenue in a range of +1% to +2%

•	Constant currency revenue growth one point higher than GAAP (+2% to +3%)

•	GAAP EPS of $1.29 to $1.32, including $0.07 of restructuring charges

•	EPS excluding restructuring charges of $1.36 to $1.39

•	Constant currency EPS $0.01 higher

•	GAAP cash flows from operating activities of $900 million to $1 billion, including a $250 million reduction due to the first quarter refundable tax deposit

Constant currency revenue is expected to be at the higher end of the previous range. GAAP revenue growth is now projected to be only one percentage point below constant currency, primarily due to the recent strengthening of the Euro. Changes in exchange rates have a significantly greater impact on revenue than profits due to the Company’s hedging programs.

The Company continues to anticipate 2010 restructuring charges to impact GAAP EPS by approximately $0.07. The full year tax rate is now expected to be lower, with a rate between 22% and 23%, excluding the restructuring charge impact. The GAAP tax rate is expected to be between 21.5% and 22.5%. The current outlook also includes increased marketing and other investments in the fourth quarter to propel future growth.

Based on the performance during the first three quarters, current business trends, and the above mentioned factors, the Company has increased the expected ranges for full year earnings per share compared to the previous outlook. GAAP EPS is now projected in a range of $1.29 to $1.32, which compares to the previous outlook of $1.24 to $1.29. Excluding restructuring charges, the Company expects EPS of $1.36 to $1.39, which compares to the previous outlook of $1.31 to $1.36.

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental table included with this press release.

Non-GAAP Measures

Western Union presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include revenue change constant currency adjusted, revenue change constant currency adjusted excluding Custom House, operating income margin and earnings per share excluding restructuring expenses, 2009 operating income margin and earnings per share excluding the settlement accrual, earnings per share constant currency adjusted excluding restructuring expenses, consumer-to-consumer segment revenue change constant currency adjusted, international consumer-to-consumer revenue change constant currency adjusted, international consumer-to-consumer excluding United States originated transactions revenue change constant currency adjusted, Global Business Payments revenue change excluding Custom House, Global Business Payments operating income margin excluding Custom House, 2010 revenue outlook constant currency adjusted, 2010 earnings per share outlook excluding restructuring expenses, 2010 full year tax rate outlook excluding restructuring expenses, and additional measures found in the supplemental schedule included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Restructuring

Western Union incurred $14 million in restructuring expenses in the third quarter from previously announced actions. Approximately $5 million was included in cost of services and $9 million was included in selling, general, and administrative expense.

Year-to-date, Western Union has incurred $49 million in restructuring expenses from previously announced actions. Approximately $14 million was included in cost of services and $35 million was included in selling, general, and administrative expense.

The Company expects to record a total of approximately $80 million of restructuring charges through 2011, a majority of which is expected to occur during 2010. The restructuring charges relate primarily to organizational changes designed to simplify business processes, move decision-making closer to the marketplace, and leverage the cost structure. The Company expects pre-tax savings from the initiatives of approximately $10 million in 2010, $30 million to $40 million in 2011, and $50 million annualized beginning in 2012. Restructuring expenses are not reflected in segment operating results.

Restructuring expenses include expenses related to severance, outplacement and other employee-related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to new or existing company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation.

Third Quarter 2009 Settlement Accrual

During the third quarter of 2009, the Company recorded a pre-tax accrual of $71 million related to an anticipated regulatory settlement which was later finalized. The settlement included resolution of all outstanding legal issues and claims with the state of Arizona, as well as a multi-state agreement to fund a not-for-profit organization. A significant portion of the accrual related to the funding of this organization, promoting safety and security along the entire U.S. and Mexico border. In addition, as part of the agreement, the Company committed to making further investments in its compliance programs in the U.S.-Mexico border area over a three year period.

Currency

Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

The company will host a conference call and webcast, including slides, at 4:30 p.m. Eastern Time today. To listen to the conference call live via telephone, dial 866-770-7125 (U.S.) or +1-617-213-8066 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 49666390.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available approximately two hours after the call ends through November 2, 2010, at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 19467504. A webcast replay will be available at http://ir.westernunion.com for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2009. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in immigration laws, patterns and other factors related to migrants; our ability to adapt technology in response to changing industry and consumer needs or trends; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing, and/or changing regulatory or enforcement interpretations of those laws; failure to comply with the settlement agreement with the State of Arizona; the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules promulgated there-under; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code of 1986, as amended, and governmental or judicial interpretations thereof; changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; our ability to resolve tax matters with the Internal Revenue Service and other tax authorities consistent with our reserves; mergers, acquisitions and integration of acquired businesses and technologies into our company, and the realization of anticipated financial benefits from these acquisitions; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; failure to implement agent contracts according to schedule; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; any material breach of security of or interruptions in any of our systems; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations, card-based payment providers and electronic and internet providers; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; cessation of various services provided to us by third-party vendors; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; our ability to attract and retain qualified key employees and to manage our workforce successfully; significantly slower growth or declines in the money transfer market and other markets in which we operate; adverse consequences from our spin-off from First Data Corporation; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of approximately 435,000 agent locations in 200 countries and territories. In 2009, The Western Union Company completed 196 million consumer-to-consumer transactions worldwide, moving $71 billion of principal between consumers, and 415 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY

KEY STATISTICS

(unaudited)

	Notes*	3Q09	4Q09	FY2009	1Q10	2Q10	3Q10	YTD 3Q10
Consolidated Metrics
Consolidated revenue (GAAP) - YoY % change		(5)%	2%	(4)%	3%	2%	1%	2%
Consolidated revenue (constant currency) - YoY % change	a	(2)%	(1)%	(1)%	1%	3%	3%	2%
Agent locations		400,000	410,000	410,000	420,000	430,000	435,000	435,000

Consumer-to-Consumer Segment
Revenue (GAAP) - YoY % change		(5)%	2%	(4)%	3%	1%	1%	1%
Revenue (constant currency) - YoY % change	d	(3)%	(2)%	(2)%	0%	2%	3%	2%
Operating margin		27.6%	25.7%	27.3%	27.4%	29.1%	29.9%	28.9%

Transactions - in millions		50.1	51.4	196.1	49.6	53.1	54.9	157.6
Transactions - YoY % change		3%	5%	4%	8%	9%	10%	9%

Total Principal ($ - billions)		18.6	18.8	71.3	17.7	18.6	19.5	55.8
Cross-border Principal ($ - billions)		17.0	17.1	65.0	16.1	16.8	17.6	50.5
Cross-border Principal - YoY % change		(5)%	3%	(3)%	7%	6%	4%	6%
Cross-border Principal (constant currency) - YoY % change	f	(1)%	(1)%	0%	4%	7%	6%	5%

Principal per transaction ($ - dollars)		371	365	363	357	351	355	354
Principal per transaction - YoY % change		(7)%	(2)%	(7)%	0%	(2)%	(4)%	(2)%
Principal per transaction (constant currency) - YoY % change	e	(4)%	(6)%	(5)%	(3)%	(2)%	(3)%	(2)%

International revenue (GAAP) - YoY% change	r	(3)%	6%	(1)%	6%	2%	2%	3%
International revenue (constant currency) - YoY % change	g, r	0%	2%	1%	3%	4%	4%	4%
International transactions - YoY % change	r	6%	7%	8%	8%	7%	7%	8%
International principal per transaction ($ -dollars)	r	395	390	386	381	376	384	380
International principal per transaction - YoY % change	r	(9)%	0%	(8)%	1%	(1)%	(3)%	(1)%
International principal per transaction (constant currency) - YoY % change	i, r	(5)%	(5)%	(5)%	(2)%	0%	(1)%	(1)%

International revenue excl. US origination (GAAP) - YoY % change	s	(2)%	8%	(1)%	7%	1%	1%	3%
International revenue excl. US origination (constant currency) - YoY % change	h, s	1%	3%	3%	4%	3%	4%	4%
International transactions excluding US origination - YoY % change	s	9%	9%	11%	8%	7%	7%	8%

EMEASA region revenue - YoY % change	q, y	(3)%	6%	(1)%	5%	(1)%	(2)%	1%
EMEASA region transactions - YoY % change	q, y	8%	8%	10%	6%	5%	5%	5%

Americas region revenue - YoY % change	q, x	(10)%	(7)%	(9)%	(3)%	1%	2%	0%
Americas region transactions - YoY % change	q, x	(4)%	0%	(3)%	8%	12%	13%	11%
Domestic revenue - YoY % change	t	(15)%	(20)%	(14)%	(13)%	(10)%	(6)%	(10)%
Domestic transactions - YoY % change	t	(9)%	5%	(5)%	18%	28%	35%	27%

THE WESTERN UNION COMPANY

KEY STATISTICS

(unaudited)

	Notes*	3Q09	4Q09	FY2009	1Q10	2Q10	3Q10	YTD 3Q10
Mexico revenue - YoY % change	u	(18)%	(10)%	(15)%	(7)%	4%	(1)%	(1)%
Mexico transactions - YoY % change	u	(13)%	(12)%	(12)%	(3)%	5%	2%	1%

APAC region revenue - YoY % change	q, z	5%	14%	5%	14%	11%	12%	12%
APAC region transactions - YoY % change	q, z	15%	13%	18%	15%	14%	15%	15%

Global Business Payments Segment
Revenue - YoY % change		(3)%	4%	(4)%	4%	9%	5%	6%
Segment revenue excl. Custom House - YoY % change	j	(7)%	(9)%	(8)%	(10)%	(8)%	(7)%	(8)%
Operating margin		24.3%	19.6%	24.9%	20.7%	18.9%	15.1%	18.2%
Operating margin excl. Custom House	k	26.3%	25.5%	26.9%	26.1%	25.5%	23.2%	24.9%
Transactions - in millions		105.0	99.3	414.8	98.2	98.0	103.4	299.6
Transactions - YoY % change		2%	(4)%	1%	(7)%	(6)%	(2)%	(5)%

% of Total Company Revenue
Consumer-to-consumer segment revenue		85%	85%	85%	84%	84%	85%	84%
EMEASA region revenue	q, y	46%	46%	45%	44%	44%	44%	44%
Americas region revenue	q, x	31%	31%	32%	31%	32%	32%	32%
APAC region revenue	q, z	8%	8%	8%	9%	8%	9%	8%
Mexico revenue	u	6%	5%	6%	6%	6%	6%	6%
India & China revenue	v	7%	7%	7%	7%	7%	7%	7%
Global Business Payments segment revenue		13%	14%	14%	15%	14%	13%	14%
Marketing expense	w	4%	5%	5%	4%	4%	4%	4%

*	See page 14 of the press release for the applicable Note references and the reconciliation of non-GAAP measures.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Revenues:
Transaction fees	$1,036.1	$1,040.0	0%	$2,997.3	$2,998.4	0%
Foreign exchange revenues	263.1	237.6	11%	750.5	659.9	14%
Commission and other revenues	30.4	36.5	(17)%	87.9	111.3	(21)%

Total revenues	1,329.6	1,314.1	1%	3,835.7	3,769.6	2%

Expenses:
Cost of services (a)	752.6	742.6	1%	2,194.9	2,112.0	4%
Selling, general and administrative (b)	225.8	290.0	(22)%	662.8	693.5	(4)%

Total expenses	978.4	1,032.6	(5)%	2,857.7	2,805.5	2%

Operating income	351.2	281.5	25%	978.0	964.1	1%

Other income/(expense):
Interest income	0.5	1.9	(74)%	1.9	8.4	(77)%
Interest expense	(44.8)	(39.3)	14%	(124.7)	(119.1)	5%
Derivative gains/(losses), net	1.0	0.4	(c )	0.8	(2.4)	(c )
Other income/(expense), net	0.7	2.0	(c )	0.9	(3.6)	(c )

Total other expense, net	(42.6)	(35.0)	22%	(121.1)	(116.7)	4%

Income before income taxes	308.6	246.5	25%	856.9	847.4	1%
Provision for income taxes	70.2	65.5	7%	189.6	222.3	(15)%

Net income	$238.4	$181.0	32%	$667.3	$625.1	7%

Earnings per share:
Basic	$0.36	$0.26	38%	$1.00	$0.89	12%
Diluted	$0.36	$0.26	38%	$0.99	$0.89	11%

Weighted-average shares outstanding:
Basic	659.1	698.4		670.1	702.0
Diluted	661.3	701.6		672.4	703.9

(a)	Cost of services includes restructuring and related expenses of $4.6M and $14.0M for the three and nine months ended September 30, 2010, respectively.
(b)	Selling, general and administrative expenses for the three and nine months ended September 30, 2010 includes restructuring and related expenses of $9.4M and $34.5M, respectively. Selling, general and administrative expenses for both the three and nine months ended September 30, 2009 includes an accrual of $71.0 million for the Arizona and multi-state settlement agreement (the settlement accrual).
(c)	Calculation not meaningful.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents (a)	$1,996.7	$1,685.2
Settlement assets	2,393.4	2,389.1
Property and equipment, net of accumulated depreciation of $369.8 and $335.4, respectively	195.2	204.3
Goodwill	2,145.3	2,143.4
Other intangible assets, net of accumulated amortization of $426.1 and $355.4, respectively	462.8	489.2
Other assets	377.0	442.2

Total assets	$7,570.4	$7,353.4

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$574.5	$501.2
Settlement obligations	2,393.4	2,389.1
Income taxes payable	363.4	519.0
Deferred tax liability, net	255.3	268.9
Borrowings	3,296.5	3,048.5
Other liabilities	249.5	273.2

Total liabilities	7,132.6	6,999.9

Stockholders’ equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 656.2 shares and 686.5 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	6.6	6.9
Capital surplus	87.7	40.7
Retained earnings	465.3	433.2
Accumulated other comprehensive loss	(121.8)	(127.3)

Total stockholders’ equity	437.8	353.5

Total liabilities and stockholders’ equity	$7,570.4	$7,353.4

(a)	At September 30, 2010, approximately $897 million was held by entities outside of the United States.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Nine Months Ended September 30,
	2010	2009
Cash Flows From Operating Activities
Net income	$667.3	$625.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	46.0	41.1
Amortization	84.5	70.4
Stock compensation expense	29.2	24.9
Other non-cash items, net	(10.2)	14.1
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	49.4	(20.8)
Accounts payable and accrued liabilities	29.9	88.4
Income taxes payable (a)	(153.5)	131.2
Other liabilities	(32.7)	(16.4)

Net cash provided by operating activities	709.9	958.0

Cash Flows From Investing Activities
Capitalization of contract costs	(27.5)	(18.2)
Capitalization of purchased and developed software	(23.2)	(8.6)
Purchases of property and equipment	(37.1)	(40.1)
Acquisition of business, net of cash acquired	(2.3)	(514.9)
Proceeds from receivable for securities sold	—	234.9
Repayments of notes receivable issued to agents	16.9	17.4

Net cash used in investing activities	(73.2)	(329.5)

Cash Flows From Financing Activities
Proceeds from exercise of options	19.0	12.7
Cash dividends paid	(80.1)	—
Common stock repurchased	(511.2)	(225.2)
Net repayments of commercial paper	—	(82.8)
Net proceeds from issuance of borrowings	247.1	496.6
Principal payments on borrowings	—	(500.0)

Net cash used in financing activities	(325.2)	(298.7)

Net change in cash and cash equivalents	311.5	329.8
Cash and cash equivalents at beginning of period	1,685.2	1,295.6

Cash and cash equivalents at end of period	$1,996.7	$1,625.4

(a)	The Company made a $250 million refundable tax deposit with the IRS in first quarter 2010.

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$881.1	$875.9	1%	$2,531.1	$2,497.1	1%
Foreign exchange revenues	235.4	229.3	3%	667.3	650.1	3%
Other revenues	11.8	12.6	(6)%	33.2	39.8	(17)%

Total Consumer-to-Consumer:	1,128.3	1,117.8	1%	3,231.6	3,187.0	1%

Global Business Payments:
Transaction fees	143.9	153.8	(6)%	434.3	471.0	(8)%
Foreign exchange revenues (a)	27.7	8.3	(c)	83.2	9.8	(c)
Other revenues	7.6	9.2	(17)%	22.8	29.1	(22)%

Total Global Business Payments:	179.2	171.3	5%	540.3	509.9	6%

Total Other:	22.1	25.0	(12)%	63.8	72.7	(12)%

Total consolidated revenues	$1,329.6	$1,314.1	1%	$3,835.7	$3,769.6	2%

Operating income/(loss):
Consumer-to-Consumer	$337.4	$308.9	9%	$932.5	$889.2	5%
Global Business Payments	27.0	41.6	(35)%	98.4	136.2	(28)%
Other	0.8	2.0	(c)	(4.4)	9.7	(c)

Total segment operating income	365.2	352.5	4%	1,026.5	1,035.1	(1)%
Settlement accrual (b)	—	(71.0)	(c)	—	(71.0)	(c)
Restructuring and related expenses (b)	(14.0)	—	(c)	(48.5)	—	(c)

Total consolidated operating income	$351.2	$281.5	25%	$978.0	$964.1	1%

Operating income/(loss) margin:
Consumer-to-Consumer	29.9%	27.6%	2.3%	28.9%	27.9%	1.0%
Global Business Payments (a)	15.1%	24.3%	(9.2)%	18.2%	26.7%	(8.5)%
Other	3.6%	8.0%	(c)	(c)	13.3%	(c)
Total consolidated operating income margin	26.4%	21.4%	5.0%	25.5%	25.6%	(0.1)%

Depreciation and amortization:
Consumer-to-Consumer	$33.6	$31.2	8%	$96.7	$91.9	5%
Global Business Payments (a)	8.9	6.1	46%	26.8	15.6	72%
Other	2.1	1.4	50%	6.6	4.0	65%

Total segment depreciation and amortization	44.6	38.7	15%	130.1	111.5	17%
Restructuring and related expenses (b)	0.3	—	(c)	0.4	—	(c)

Total consolidated depreciation and amortization	$44.9	$38.7	16%	$130.5	$111.5	17%

(a)	The significant change was primarily the result of the Custom House acquisition.
(b)	Restructuring expenses and the settlement accrual are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.
(c)	Calculation not meaningful.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

Western Union’s management believes the non-GAAP measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

All adjusted year-over-year changes were calculated using prior year reported amounts, with the exception of the consolidated revenue change, constant currency adjusted, excluding Custom House and the Global Business Payments revenue change, excluding Custom House in items (a) and (j) below, which are calculated using the prior year reported amounts excluding Custom House.

		3Q09	4Q09	FY2009	1Q10	2Q10	3Q10	YTD 3Q10
Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,314.1	$1,314.0	$5,083.6	$1,232.7	$1,273.4	$1,329.6	$3,835.7
	Foreign currency translation impact (l)	31.1	(32.4)	119.5	(20.0)	16.1	22.2	18.3

	Revenues, constant currency adjusted	$1,345.2	$1,281.6	$5,203.1	$1,212.7	$1,289.5	$1,351.8	$3,854.0
	Reversal of Custom House revenues (m)	(7.9)	(22.9)	(30.8)	(25.6)	(28.5)	(26.8)	(80.9)

	Revenues, constant currency adjusted, excluding Custom House	$1,337.3	$1,258.7	$5,172.3	$1,187.1	$1,261.0	$1,325.0	$3,773.1

	Prior year revenues, as reported (GAAP)	$1,377.4	$1,291.6	$5,282.0	$1,201.2	$1,254.3	$1,314.1	$3,769.6
	Prior year revenues, excluding Custom House	N/A	N/A	N/A	N/A	N/A	$1,306.2	$3,761.7
	Revenue change, as reported (GAAP)	(5)%	2%	(4)%	3%	2%	1%	2%
	Revenue change, constant currency adjusted	(2)%	(1)%	(1)%	1%	3%	3%	2%
	Revenue change, constant currency adjusted, excluding Custom House	(3)%	(3)%	(2)%	(1)%	1%	1%	0%

(b)	Operating income, as reported (GAAP)	$281.5	$318.6	$1,282.7	$315.8	$311.0	$351.2	$978.0
	Reversal of settlement accrual (n)	71.0	N/A	71.0	N/A	N/A	N/A	N/A
	Reversal of restructuring and related expenses (o)	N/A	N/A	N/A	N/A	34.5	14.0	48.5

	Operating income, excluding settlement accrual and restructuring	$352.5	$318.6	$1,353.7	$315.8	$345.5	$365.2	$1,026.5

	Operating income margin, as reported (GAAP)	21.4%	24.2%	25.2%	25.6%	24.4%	26.4%	25.5%
	Operating income margin, excluding settlement accrual and restructuring	26.8%	N/A	26.6%	N/A	27.1%	27.5%	26.8%

(c)	Net income, as reported (GAAP)	$181.0	$223.7	$848.8	$207.9	$221.0	$238.4	$667.3
	Foreign currency translation impact, net of income tax (l)	(12.0)	(0.5)	(7.4)	(0.7)	5.5	2.4	7.2
	Reversal of settlement accrual, net of income tax benefit (n)	53.9	N/A	53.9	N/A	N/A	N/A	N/A
	Reversal of restructuring and related expenses, net of income tax benefit (o)	N/A	N/A	N/A	N/A	22.4	9.5	31.9

	Net income, constant currency, settlement accrual, and restructuring adjusted	$222.9	$223.2	$895.3	$207.2	$248.9	$250.3	$706.4

	Diluted earnings per share (“EPS”), as reported (GAAP) ($ - dollars)	$0.26	$0.32	$1.21	$0.30	$0.33	$0.36	$0.99
	Impact from restructuring and related expenses, net of income tax benefit (o) ($ - dollars)	N/A	N/A	N/A	N/A	0.03	0.01	0.05

	Diluted EPS, restructuring adjusted ($ - dollars)	$0.26	$0.32	$1.21	$0.30	$0.36	$0.37	$1.04
	Impact from settlement accrual, net of tax benefit (n) ($ - dollars)	0.07	N/A	0.08	N/A	N/A	N/A	N/A

	Diluted EPS, settlement accrual adjusted ($ -dollars)	$0.33	$0.32	$1.29	$0.30	$0.36	$0.37	$1.04
	Foreign currency translation impact, net of income tax (l) ($ - dollars)	(0.01)	—	(0.01)	—	0.01	0.01	0.01

	Diluted EPS, constant currency, settlement accrual, and restructuring adjusted ($ - dollars)	$0.32	$0.32	$1.28	$0.30	$0.37	$0.38	$1.05

	Diluted weighted-average shares outstanding	701.6	693.2	701.0	684.2	671.6	661.3	672.4

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

		3Q09	4Q09	FY2009	1Q10	2Q10	3Q10	YTD 3Q10
Consumer-to-Consumer Segment
(d)	Revenues, as reported (GAAP)	$1,117.8	$1,113.7	$4,300.7	$1,030.2	$1,073.1	$1,128.3	$3,231.6
	Foreign currency translation impact (l)	24.4	(36.2)	101.3	(21.9)	15.0	21.2	14.3

	Revenues, constant currency adjusted	$1,142.2	$1,077.5	$4,402.0	$1,008.3	$1,088.1	$1,149.5	$3,245.9

	Prior year revenues, as reported (GAAP)	$1,178.1	$1,094.3	$4,471.6	$1,003.7	$1,065.5	$1,117.8	$3,187.0
	Revenue change, as reported (GAAP)	(5)%	2%	(4)%	3%	1%	1%	1%
	Revenue change, constant currency adjusted	(3)%	(2)%	(2)%	0%	2%	3%	2%

(e)	Principal per transaction, as reported ($ - dollars)	$371	$365	$363	$357	$351	$355	$354
	Foreign currency translation impact (l) ($ - dollars)	12	(14)	12	(11)	2	7	0

	Principal per transaction, constant currency adjusted ($ - dollars)	$383	$351	$375	$346	$353	$362	$354

	Prior year principal per transaction, as reported ($ -dollars)	$401	$372	$392	$358	$358	$371	$363
	Principal per transaction change, as reported	(7)%	(2)%	(7)%	0%	(2)%	(4)%	(2)%
	Principal per transaction change, constant currency adjusted	(4)%	(6)%	(5)%	(3)%	(2)%	(3)%	(2)%

(f)	Cross-border principal, as reported ($ - billions)	$17.0	$17.1	$65.0	$16.1	$16.8	$17.6	$50.5
	Foreign currency translation impact (l) ($ - billions)	0.5	(0.7)	2.0	(0.5)	0.1	0.4	—

	Cross-border principal, constant currency adjusted ($ - billions)	$17.5	$16.4	$67.0	$15.6	$16.9	$18.0	$50.5

	Prior year cross-border principal, as reported ($ - billions)	$17.8	$16.6	$67.1	$15.0	$15.9	$17.0	$47.9
	Cross-border principal change, as reported	(5)%	3%	(3)%	7%	6%	4%	6%
	Cross-border principal change, constant currency adjusted	(1)%	(1)%	0%	4%	7%	6%	5%

(g)	International revenues, as reported (GAAP)	$926.5	$943.4	$3,559.7	$862.0	$890.8	$944.0	$2,696.8
	Foreign currency translation impact (l)	22.6	(35.8)	96.0	(20.8)	15.7	21.7	16.6

	International revenues, constant currency adjusted	$949.1	$907.6	$3,655.7	$841.2	$906.5	$965.7	$2,713.4

	Prior year international revenues, as reported (GAAP)	$950.6	$891.2	$3,605.1	$814.8	$875.0	$926.5	$2,616.3
	International revenue change, as reported (GAAP)	(3)%	6%	(1)%	6%	2%	2%	3%
	International revenue change, constant currency adjusted	0%	2%	1%	3%	4%	4%	4%

(h)	International excl. US origination revenues, as reported (GAAP)	$765.5	$778.0	$2,910.8	$699.8	$719.2	$774.3	$2,193.3
	Foreign currency translation impact (l)	22.6	(35.8)	96.0	(20.8)	15.7	21.7	16.6

	International excl. US origination revenues, constant currency adjusted	$788.1	$742.2	$3,006.8	$679.0	$734.9	$796.0	$2,209.9

	Prior year international excl. US origination revenues, as reported (GAAP)	$782.2	$721.0	$2,927.5	$654.8	$712.5	$765.5	$2,132.8
	International excl. US origination revenue change, as reported (GAAP)	(2)%	8%	(1)%	7%	1%	1%	3%
	International excl. US origination revenue change, constant currency adjusted	1%	3%	3%	4%	3%	4%	4%

(i)	International principal per transaction, as reported ($ - dollars)	$395	$390	$386	$381	$376	$384	$380
	Foreign currency translation impact (l) ($ - dollars)	14	(16)	13	(13)	3	8	0

	International principal per transaction, constant currency adjusted ($ - dollars)	$409	$374	$399	$368	$379	$392	$380

	Prior year international principal per transaction, as reported ($ - dollars)	$432	$392	$421	$377	$380	$395	$384
	International principal per transaction change, as reported	(9)%	0%	(8)%	1%	(1)%	(3)%	(1)%
	International principal per transaction change, constant currency adjusted	(5)%	(5)%	(5)%	(2)%	0%	(1)%	(1)%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

		3Q09	4Q09	FY2009	1Q10	2Q10	3Q10	YTD 3Q10
Global Business Payments Segment
(j)	Revenues, as reported (GAAP)	$171.3	$181.8	$691.7	$181.8	$179.3	$179.2	$540.3
	Reversal of Custom House revenues (m)	(7.9)	(22.9)	(30.8)	(25.6)	(28.5)	(26.8)	(80.9)

	Revenues, excluding Custom House	$163.4	$158.9	$660.9	$156.2	$150.8	$152.4	$459.4

	Prior year revenues, as reported (GAAP)	$176.4	$174.2	$719.8	$174.2	$164.4	$171.3	$509.9
	Prior year revenues, excluding Custom House	N/A	N/A	N/A	N/A	N/A	$163.4	$502.0
	Revenue change, as reported (GAAP)	(3)%	4%	(4)%	4%	9%	5%	6%
	Revenue change, excluding Custom House	(7)%	(9)%	(8)%	(10)%	(8)%	(7)%	(8)%
(k)	Operating income, as reported (GAAP)	$41.6	$35.7	$171.9	$37.6	$33.8	$27.0	$98.4
	Reversal of Custom House operating loss (m)	1.3	4.9	6.2	3.1	4.6	8.3	16.0

	Operating income, excluding Custom House	$42.9	$40.6	$178.1	$40.7	$38.4	$35.3	$114.4

	Operating income margin, as reported (GAAP)	24.3%	19.6%	24.9%	20.7%	18.9%	15.1%	18.2%
	Operating income margin, excluding Custom House	26.3%	25.5%	26.9%	26.1%	25.5%	23.2%	24.9%

	Range
2010 Revenue Outlook
Revenue change (GAAP)	1%	2%
Foreign currency translation impact (p)	1%	1%

Revenue change, constant currency adjusted	2%	3%

	Range
2010 EPS Outlook
EPS guidance (GAAP) ($ - dollars)	$1.29	$1.32
Impact from restructuring and related expenses, net of income tax benefit (o) ($ - dollars)	0.07	0.07

EPS guidance, restructuring adjusted ($ - dollars)	$1.36	$1.39

	Range
2010 Full Year Effective Tax Rate Outlook
Full year effective tax rate (GAAP)	21.5%	22.5%
Impact from restructuring and related expenses, net of income tax benefit (o)	0.5%	0.5%

Full year effective tax rate, restructuring adjusted	22.0%	23.0%

Non-GAAP related notes:

(l)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges was consistent with the prior year.

(m)	Represents the incremental impact from the acquisition of Custom House on consolidated revenue, Global Business Payments segment revenue and Global Business Payments segment operating income.

(n)	Accrual for an agreement to resolve the Company’s disputes with the State of Arizona and certain other states and to fund a multi-state not-for-profit organization focused on border safety and security (“settlement accrual”). This item has been included in the selling, general and administrative expense line of the consolidated statements of income, and was not allocated to the segments.

(o)	Restructuring and related expenses consist of direct and incremental costs associated with restructuring and related activities, including severance, outplacement and other employee related benefits; facility closure and migration of our IT infrastructure; and other expenses related to relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and acceleration of depreciation. Restructuring and related expenses were not allocated to the segments.

(p)	Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the estimated impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Other notes:

(q)	Geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(r)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (t) and (u) below.

(s)	Represents transactions between and within foreign countries (excluding Canada and Mexico). Excludes all transactions originated in the United States and all transactions to and from Mexico as reflected in (t) and (u) below.

(t)	Represents all transactions between and within the United States and Canada.

(u)	Represents all transactions to and from Mexico.

(v)	Represents all transactions to and from India and China.

(w)	Marketing expense includes advertising, events, loyalty programs and the cost of employees dedicated to marketing activities.

(x)	Represents the Americas region of our consumer-to-consumer segment, which includes North America, Latin America, the Caribbean and South America.

(y)	Represents the Europe, Middle East, Africa and South Asia region of our consumer-to-consumer segment, including India.

(z)	Represents the Asia Pacific region of our consumer-to-consumer segment.